Exhibit 99.7

The following was posted by Tyler Moffitt, who is a Sr. Security Analyst & Community Manager at OpenText, on community.webroot.com at https://community.webroot.com/news-announcements-3/opentext-acquires-zix-corporation-349132 on November 8, 2021.